Exhibit 10(i)

EXECUTION
VERSION

STOCK PURCHASE AGREEMENT

between

SPRINGLEAF FINANCE CORPORATION,

As the Seller

BRICKELL INSURANCE HOLDINGS LLC,

As the Buyer

Dated as of March 7, 2019

TABLE OF CONTENTS

EXHIBIT A-1	ADMINISTRATIVE SERVICES AGREEMENT (AHL)
EXHIBIT A-2	ADMINISTRATIVE SERVICES AGREEMENT (TRITON)
EXHIBIT B-1	REINSURANCE AGREEMENT (AHL)
EXHIBIT B-2	REINSURANCE AGREEMENT (TRITON)
EXHIBIT C-1	TRUST AGREEMENT (AHL)
EXHIBIT C-2	TRUST AGREEMENT (TRITON)

APPENDIX I	FORM OF ESTIMATED CLOSING BALANCE SHEET

ANNEX I	EXCEPTIONS TO THE SELLER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
ANNEX II	EXCEPTIONS TO THE BUYER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

DISCLOSURE SCHEDULE

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 7, 2019 by and between SPRINGLEAF FINANCE CORPORATION, an Indiana corporation (the “Seller”), BRICKELL INSURANCE HOLDINGS LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Seller are referred to collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns all of the outstanding shares of capital stock of Merit Life Insurance Co., a life insurance corporation domiciled in the State of Texas (the “Company”); and

WHEREAS, effective on or prior to the Closing Date, the Seller will cause the Company to enter into reinsurance agreements with American Health and Life Insurance Company and Triton Insurance Company with respect to 100% of the Company Business;

WHEREAS, effective on or prior to the Closing Date, the Seller will cause the Company to transfer the Transferred Agreements and all other Pre-Closing Liabilities that are not otherwise terminated, such that the Company shall have no remaining Liabilities as of the Closing Date other than the Remaining Business; and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the outstanding capital stock of the Company in return for cash.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the representations, warranties and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“Administrative Services Agreements” means the administrative services agreements in substantially the forms in Exhibit A-1 and Exhibit A-2 hereto.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Party in question. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the Administrative Services Agreements, the Reinsurance Agreements and the Trust Agreements.

“Authorized Control Level RBC” means, at any date of determination, the authorized control level risk based capital of the Company determined in accordance with the applicable Law of the state of domicile of the Company.

“Basket” has the meaning set forth in Section 8(f)(i) below.

“Burdensome Condition” means (a) a material impairment of the benefits, taken as a whole, which a Party reasonably expects to derive from the consummation of the transactions contemplated by this Agreement had such party not been obligated to take or refrain from taking or agree to take or refrain from taking an action, or suffer to exist any condition, limitation, restriction or requirement or (b) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing, any material assets, liabilities, businesses, operations or interest in any assets or businesses of the Company, the Buyer or any of their respective Affiliates.

“Business Day” means any day other than a Saturday, Sunday or other day on which any banks are required or authorized to close in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Party” has the meaning set forth in Section 8(b) below.

“Claims Notice” has the meaning set forth in Section 8(d)(i) below.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Balance Sheets” means, collectively, the Estimated Closing Balance Sheet and the Subject Balance Sheet.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Business” means all of the Insurance Policies written or assumed by the Company on or prior to the Closing Date, with the exception of the Remaining Insurance Business.

“Company Intellectual Property Rights” has the meaning set forth in Section 4(q) below.

“Company Share” means any share of the common stock of the Company, each of which has a par value of $100.

“Condition Satisfaction” has the meaning set forth in Section 2(c) below.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 25, 2018, between the Company and the Buyer.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

“Deficiency” means, with respect to a License, any failure thereof to be in full force and effect or any nonrenewal, suspension, restriction or impairment that has an adverse effect on the Company’s ability to conduct insurance business in the manner contemplated by such License.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Dispute Notice” has the meaning set forth in Section 2(d)(ii) below.

“Disputed Item” has the meaning set forth in Section 2(d)(ii) below.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“End Date” has the meaning set forth in Section 10(a)(ii) below.

“Environmental Laws” means all laws relating to the environment, preservation or reclamation of natural resources, the presence, management or release of, or exposure to, Hazardous Materials, or to human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which, together with another Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2(d)(i) below.

“Existing Reinsurance Contracts” has the meaning set forth in Section 4(w) below.

“Extraordinary Dividend” means a dividend or distribution by the Company to the Seller in an amount that, after payment of such dividend or distribution, would result in the Company maintaining a Total Adjusted Capital of no less than 400% of Authorized Control Level RBC on the Closing Date.

“Fair Market Value” means (i) for securities traded on a public exchange, the closing price on that exchange on the date of valuation and if there is no such closing price, then the closing bid price quoted on that exchange on such date and (ii) for all other securities (including the U.S. Treasury Obligations), the bid-side price as provided by Thomson Reuters, IHS Markit or similar pricing service, mutually agreed to by the Buyer and the Seller; provided that with respect to any security that is not quoted on Thomson Reuters, IHS Markitor similar pricing service mutually agreed to by the Buyer and the Seller, the value agreed upon by the Buyer and the Seller.

“Fundamental Representations and Warranties” has the meaning set forth in Section 8(a)(i) below.

“Governmental Entity” means any United States federal, state, local, municipal, county or other domestic or foreign governmental, quasi-governmental, self-regulatory, legislative, judicial, administrative or regulatory authority, agency, commission, body, court, tribunal or other similar entity.

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award, agreement or permitted practice entered by or with any Governmental Entity.

“Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone depleting substances.

“Indemnified Party” has the meaning set forth in Section 8(d)(i) below.

“Indemnifying Party” has the meaning set forth in Section 8(d)(i) below.

“Indiana Department” means the Indiana Department of Insurance.

“Insurance Policies” means all group and individual dental, short-term disability, annuities, specified disease, individual life, hospital indemnity, accidental death and dismemberment, group life and other insurance policies, and all certificates or other evidence of coverage that are written or assumed by the Company.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of Dava Carson, Daniel Kiely, Michael Koppen, Gregg Lehman, Ronald Neal, Sally Smith and Donna VanWinkle as if these officers shall have made a due and diligent inquiry of those employees, other officers and directors of the Seller whom such officers should reasonably believe would have actual knowledge of the matters represented.

“Law” means any United States federal, state, local or foreign law, treaty, convention, code, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree, arbitration award or agency requirement of any Governmental Entity.

“Liability” means, with respect to any Person, any direct or indirect indebtedness, liability, claim, demand, loss, damage, deficiency, expense, obligation, commitment or responsibility (whether known, accrued, absolute, contingent, unliquidated, due or to become due or otherwise) and regardless of when asserted.

“LIBOR” means a rate per annum equal to the three-month London Interbank Offered Rate which appears on the relevant Bloomberg Libor Screen Page as of 11:00 a.m., London time, on the Closing Date.

“License” means a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity except for any of the foregoing authorizing the transaction of an activity or business in the state of New Hampshire.

“Material Adverse Effect” means any change, event, development, circumstance, effect, fact or occurrence that (i) has, or could reasonably be expected to have, a material adverse effect on the assets, liabilities, results of operations or financial condition of the Company considered as a whole or (ii) could reasonably be expected to prevent or materially impede or delay the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, (A) that the transfers and terminations contemplated by Section 5(c) shall not be deemed to result in or cause a Material Adverse Effect and (B) that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or primarily attributable to, either alone or in combination, of general economic conditions, any public announcement of this Agreement, the pendency of the transactions contemplated hereby or of the consummation of the transactions contemplated hereby; acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof; and acts of God including unusually severe actions of the elements, drought, flood, earthquake, unusually severe storm, fire, or lightning; provided that the Company is not disproportionately affected from any of the above.

“Material Contracts” has the meaning set forth in Section 4(p) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Pre-Closing Liability”, except with respect to the Remaining Business, means any Liability of the Company of every kind and description whatsoever (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including, but not limited to, (i) any Liability arising from the Company Business; (ii) any Liability with respect to any employee, independent contractor or consultant; or (iii) any Liability with respect to: (A) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a Multiemployer Plan, or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (B) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA), or (C) a plan subject to Section 302 of ERISA or Section 412 of the Code, and including, in each case, all costs and expenses relating thereto, arising prior to the Closing or arising out of any act or omission of the Seller, the Company or any Affiliate of the Seller or any ERISA Affiliate of the Seller or the Company prior to the Closing (other than any act or omission, or the effects thereof, that is expressly required or prohibited by this Agreement), irrespective of whether the same shall become known, asserted or due prior to, on or following the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in Section 9(a) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Regulatory Filings” has the meaning set forth in Section 5(b) below.

“Regulatory Statements” has the meaning set forth in Section 4(k)(i) below.

“Reinsurance Agreements” means the reinsurance agreements in substantially the forms in Exhibit B-1 and Exhibit B-2 hereto.

“Remaining Business” means the Remaining Insurance Business and the Remaining Contracts.

“Remaining Contracts” means (i) the Advances, Pledge and Security Agreement between the Company and the Federal Home Loan Bank of Indianapolis dated August 28, 2017, (ii) the Amended and Restated Custodian Agreement between the Company and State Street Bank and Trust Company effective June 30, 2004 and (iii) the NLT Annuity Administration Services Agreement between the Company and American International Group, Inc. effective January 1, 2011.

“Remaining Insurance Business” means all of the in-force group annuity contracts written or purchased by the Company or assumed by the Company from American International Group, Inc. or any of its current or former Subsidiaries or Affiliates (collectively, “AIG”) prior to the Closing Date including (1) the Investment Only Group Annuity Contract Number 7634, dated October 21, 1985, with respect to the Restated American General Retirement Plan, (2) the Coinsurance Reinsurance Agreement between the Company and American General Life and Accident and Insurance Company dated December 26, 1985, including, for the avoidance of doubt (i) the Group Single Annuity (Nonparticipating) GRA-10 issued to Manufacturers Hanover Trust Company, as Trustee for the United Brands Company Retirement Trust Fund, (ii) the Group Single Annuity (Nonparticipating) GRA-11 issued to Bankers Trust Company, as Trustee for the TRT

Communications, Inc. Retirement Trust Fund and (iii) the Group Single Annuity (Nonparticipating) GRA-12 issued to Manufacturers Hanover Trust Company, as Trustee for the United Brands Company Retirement Trust Fund, and (3) any arrangement under which the Company and AIG are operating as though an insurance or reinsurance contract exists even in the absence of a signed contract, including any in-force group annuity contracts that have expired or been terminated but under which the Company may still have Liability.

“Remaining Investment Assets” means the assets of the Company that will remain with the Company following completion of the asset transfers contemplated under the Reinsurance Agreements, as set forth on Schedule 4(bb)(2) of the Disclosure Schedule.

“Resolution Period” has the meaning set forth in Section 2(d)(iii) below.

“SAP” means the accounting practices required or permitted by the Indiana Department or the Texas Department, as applicable, applied on a consistent basis, subject to, in the case of unaudited interim financial statements, the absence of interrogatories or footnote disclosure to the extent required or permitted.

“Section 336(e) Election” has the meaning set forth in Section 2(f) below.

“Security Interest” means any mortgage, pledge, lien, hypothecation, encumbrance, charge or other security interest, other than (a) mechanic’s, materialmen’s and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and, in the case of (a) and (b), for which appropriate reserves have been established in accordance with SAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Party” has the meaning set forth in Section 8(c) below.

“Statutory Surplus” means (i) the capital and surplus of the Company as of the Closing Date as would be required to be reflected in line 38, column 1 in the “Liabilities, Surplus and Other Funds” section of the NAIC Annual Statement Blank or the successor to such line number, adjusted to reflect the Remaining Investment Assets at Fair Market Value; plus (ii) the asset valuation reserve of the Company as of the Closing Date as would be required to be reflected in line 24.01 of such section of the NAIC Annual Statement Blank or the successor to such line number, in each case after giving effect to the Reinsurance Agreements and the other transactions contemplated hereby to occur on or prior to the Closing Date, including, for the avoidance of doubt, the Extraordinary Dividend.

“Straddle Period” has the meaning set forth in Section 9(b) below.

“Subject Balance Sheet” has the meaning set forth in Section 2(d)(ii) below.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other governing body.

“Tax Contest” has the meaning set forth in Section 4(n)(iii) below.

“Tax” or “Taxes” means any United States federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any state or local tax on premiums written), including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit between the Company, on the one hand, and any other Person, on the other hand.

“Taxing Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration and/or collection of any Tax.

“Texas Department” means the Texas Department of Insurance.

“Third-Party Claim” has the meaning set forth in Section 8(d)(i) below.

“Total Adjusted Capital” means, as of any date of determination, total adjusted capital of the Company as calculated in accordance with the applicable Law of the state of domicile of the Company.

“Transaction Consultant” has the meaning set forth in Section 2(d)(iv) below.

“Transferred Agreements” has the meaning set forth in Section 4(p) below.

“Trust Agreements” means the trust agreements in substantially the forms in Exhibit C -1 and Exhibit C-2 hereto.

“Unresolved Items” has the meaning set forth in Section 2(d)(iv) below.

Section 2. Purchase and Sale of Company Shares.

(a)        Transaction. Subject to the terms and conditions of this Agreement and the Ancillary Agreements:

(i)       at the Closing, the Seller shall sell, convey, assign, transfer and deliver all of the Company Shares to the Buyer, free and clear of all Security Interests, and the Buyer shall purchase, acquire and accept all of the Company Shares for the consideration specified below in this Section 2;

(ii)      on or prior to the Closing Date, the Company and Affiliates of the Seller shall execute and deliver each of the Ancillary Agreements in accordance with Section 5(c)(i);

(iii)     on or prior to the Closing Date, the Transferred Agreements shall either be terminated or assigned to an Affiliate of the Seller in accordance with Section 5(c)(ii); and

(iv)     on or prior to the Closing Date, the Company shall declare and pay the Extraordinary Dividend in accordance with Section 5(k).

(b)      Purchase Price. The Buyer agrees to pay to the Seller at the Closing an amount equal to (i) the product of (A) eighty-five thousand dollars ($85,000) and (B) the number of jurisdictions corresponding to the Licenses in good standing and without Deficiencies that are set forth on Schedule 4(g) of the Disclosure Schedule plus (ii) the Statutory Surplus (the “Purchase Price”), which amount is subject to post-Closing adjustment as provided in Section 2(d) hereof, payable by wire transfer of immediately available funds to the Seller pursuant to the wire transfer instructions provided by the Seller to the Buyer.

(c)     The Closing and Effective Time. Unless this Agreement shall have been terminated pursuant to Section 10, and subject to the satisfaction or waiver of each of the conditions set forth in Section 7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place commencing at 11:00 a.m. Central Time on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Section 7 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been so satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than two (2) Business Days prior to the first Business Day of such month and the Parties do not have prior notice that the Condition Satisfaction is reasonably likely to occur during such period, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the Parties. The day on which the Closing actually takes place is referred to herein as the “Closing Date;” provided that, for purposes of the Closing Balance Sheets and any amounts calculated therefrom, the “Closing Date” shall be deemed to be, and the transactions contemplated hereby will be deemed to have occurred at, 12:01 a.m., Central Time, on the first calendar day of the month in which the Closing occurs. The Closing may, with the consent of the Parties, take place by delivery and exchange of documents by facsimile or email transmission with originals to follow by overnight courier.

(d)            Purchase Price Adjustment.

(i)           No later than five (5) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer: (A) a statement setting forth an estimated balance sheet of the Company as of the Closing Date prepared in good faith in accordance with SAP (the “Estimated Closing Balance Sheet”) and showing the Seller’s calculations of the Statutory Surplus in the form of Appendix I and (B) reasonable supporting documentation with respect to the calculation of the amounts set forth in the Estimated Closing Balance Sheet, which calculations, for the avoidance of doubt, shall include accruals for intercompany balances to be settled following the Closing in accordance with Section 5(i).

(ii)           No later than ninety (90) days after the Closing Date, the Seller shall deliver to the Buyer: (A) a statement setting forth the balance sheet of the Company as of the Closing Date prepared in good faith in accordance with SAP (as such balance sheet may be adjusted in accordance with (iii) or (iv) below, the “Subject Balance Sheet”) and showing the Seller’s calculations of the Statutory Surplus and (B) reasonable supporting documentation with respect to the calculation of the amounts set forth in the Subject Balance Sheet. The Statutory Surplus reflected in the Subject Balance Sheet shall become final, binding and conclusive upon the Buyer and the Seller upon the thirtieth (30th) day following the Buyer’s receipt of the Subject Balance Sheet, unless prior to such thirtieth (30th) day the Buyer delivers to the Seller a written notice (a “Dispute Notice”) stating that the Buyer believes in good faith that the Subject Balance Sheet contains errors and specifying in reasonable detail each item that the Buyer disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting the Buyer’s positions. To the extent not objected to in the Dispute Notice, the Buyer shall be deemed to have agreed with all other items and amounts contained in Subject Balance Sheet delivered pursuant to this Section 2(d)(ii), such items shall be final, conclusive and binding upon the Parties and such items shall be used in adjusting the Purchase Price.

(iii)          If and to the extent the Buyer delivers a Dispute Notice, then the Buyer and the Seller shall seek in good faith to resolve the Disputed Items during the thirty (30) day period beginning on the date the Seller receives the Dispute Notice (the “Resolution Period”). If the Buyer and the Seller reach agreement with respect to any Disputed Items, the Seller shall revise the Subject Balance Sheet (if applicable) to reflect such agreement and the Subject Balance Sheet shall be final, conclusive and binding with respect to such agreed upon Disputed Items.

(iv)           If the Buyer and the Seller, notwithstanding good faith efforts, are unable to resolve all of the Disputed Items during the Resolution Period, then the Buyer and the Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Ernst & Young (the “Transaction Consultant”). The Transaction Consultant shall act as an arbitrator to determine, based solely on presentations by the Buyer and the Seller and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Subject Balance Sheet to comply with the provisions of this Agreement. The Buyer and the Seller shall use their reasonable best efforts to cause the Transaction Consultant to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review. The determination of the Transaction Consultant shall be final, binding and conclusive upon the Buyer and the Seller absent manifest error, and the Seller shall revise the Subject Balance Sheet to reflect such determination upon receipt thereof, and the Subject Balance Sheet shall be final, conclusive and binding with respect to such agreed upon Unresolved Items. In connection with the performance of its services, both the Seller and the Buyer shall enter into any agreement(s) with the Transaction Consultant as it may reasonably request in order to permit it to render its decision. The fees, expenses and costs of the Transaction Consultant incurred in rendering any determination pursuant to this Section 2(d)(iv) shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse proportion as they may prevail, in the aggregate, on all Unresolved Items resolved by the Transaction Consultant, based upon the dollar amount of such Unresolved Items, which proportionate allocations shall also be determined by the Transaction Consultant at the time the determination of the Transaction Consultant is rendered on the Unresolved Items.

(v) No later than five (5) Business Days following the final determination of the Statutory Surplus in accordance with this Section 2(d), if the Statutory Surplus set forth in the Subject Balance Sheet is greater than the Statutory Surplus set forth in the Estimated Closing Balance Sheet, the Buyer will pay the amount of such excess to the Seller, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at LIBOR, and if the Statutory Surplus set forth in the Subject Balance Sheet is less than the Statutory Surplus set forth in the Estimated Closing Balance Sheet, the Seller will pay the amount of such difference to the Buyer, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at LIBOR. Any such payments shall be deemed adjustments to the Purchase Price for all purposes and shall be made by wire transfer of immediately available funds pursuant to wire transfer instructions provided by the Seller or the Buyer, as the case may be.

(e)          Withholding. Any Taxes deducted or withheld from the payment of the Purchase Price as required by Law shall be remitted by the Buyer to the applicable Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Seller. If any such deduction or withholding is anticipated by Buyer, Buyer shall use commercially reasonable efforts to provide written notice to Seller at least five (5) days in advance of the Closing (including a reasonable description of the basis for such withholding); provided, however, a failure to provide such notice shall not preclude Buyer from deducting or withholding in accordance with applicable Tax Law. The Buyer shall furnish to the Seller official receipts (or copies thereof) evidencing the payment of any such Taxes.

(f)           Section 336(e) Election. Upon the request of the Buyer, the Seller shall, acting jointly with the Buyer, timely submit a joint election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder and any corresponding elections under applicable foreign, state or local Tax Laws (individually and collectively, a “Section 336(e) Election”), and shall consummate any and all other actions necessary to effect such Section 336(e) Election with respect to the purchase and sale of the Company Shares, as set forth in greater detail in Section 9(i).

(g)        Deliveries at the Closing. At the Closing, (i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7(a) below, (ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 7(b) below, (iii) the Seller shall deliver to the Buyer stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer shall deliver to the Seller the consideration specified in Section 2(b) above.

Section 3. Representations and Warranties Concerning the Transaction.

(a)            Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement, except as set forth in Annex I attached hereto. Annex I will be organized in paragraphs corresponding to the lettered and numbered subparagraphs contained in this Section 3(a).

(i)            Organization of the Seller. The Seller (A) is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of incorporation thereof and (B) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(ii)            Authorization of Transaction. The Seller has all requisite organizational power and authority to operate its business as now conducted and has full power and authority to execute and deliver this Agreement and to perform the Seller’s obligations hereunder. Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability, now or hereafter in effect relating to or affecting creditors’ rights and remedies generally. The Seller has obtained any necessary or appropriate authorizations from its Board of Directors to perform its obligations hereunder. Except as set forth in Schedule 3(a)(ii) of Annex I, neither the Seller nor any of its Affiliates are required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(iii)          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, Governmental Order, ruling, charge or other restriction of any Governmental Entity to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets is subject.

(iv)           Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v)           Company Shares. The Seller holds of record and owns beneficially all the issued and outstanding Company Shares as specified in Section 4(b), which constitute all of the issued and outstanding shares of capital stock of the Company, free and clear of any restrictions on transfer, taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

(b)           Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement, except as set forth in Annex II attached hereto. Annex II will be organized in paragraphs corresponding to the lettered and numbered subparagraphs in this Section 3(b).

(i)             Organization of the Buyer. The Buyer (A) is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of formation, (B) is duly qualified as a foreign limited liability company to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(ii)            Authorization of Transaction. The Buyer has all requisite organizational power and authority to operate its business as now conducted and has full power and authority to execute and deliver this Agreement and to perform the Buyer’s obligations hereunder. Assuming due authorization, execution and delivery by the Seller, this Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability, now or hereafter in effect relating to or affecting creditors’ rights and remedies generally. The Buyer has obtained any necessary or appropriate authorizations from its manager to perform its obligations hereunder. Except as set forth in Schedule 3(b)(ii) of Annex II, the Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(iii)           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, Governmental Order, ruling, charge or other restriction of any Governmental Entity to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)          Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated other than the brokerage fee payable to Fletcher Financial, Inc. The Seller has no liability or obligation to pay such fee to Fletcher Financial, Inc.

(v)           Investment. The Buyer is buying the Company Shares for investment only and not with a view to resale in connection with any distribution of any of the Company Shares except in compliance with the Securities Act of 1933 and all other applicable securities Laws. The Buyer understands and acknowledges that the Company Shares shall not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except in compliance with such Laws. The Buyer is able to bear the economic risk of holding the Company Shares for an indefinite period, including a complete loss of its investment in the Company Shares, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in the Company Shares.

(vi)          No Other Representations or Warranties of the Buyer. Except for the representations and warranties of the Buyer set forth in this Section 3(b), the Buyer makes no other representations and warranties (whether express or implied) with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement.

Section 4. Representations and Warranties Concerning the Company. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs or subparagraphs corresponding to the lettered and numbered paragraphs or subparagraphs contained in this Section 4.

(a)          Organization, Qualification and Corporate Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 4(a) of the Disclosure Schedule lists the directors and officers of the Company.

(b)          Capitalization. The entire authorized capital stock of the Company consists of 30,000 Company Shares, 25,000 of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held of record and beneficially owned by the Seller. The Company has no issued or outstanding shares of preferred stock or any other class of capital stock. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, stockholders agreement or other agreements or understandings with respect to the voting of the capital stock of the Company. The Company shall have no debt securities that shall be outstanding as of the Closing Date.

(c)           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate or conflict with any organizational documents of the Company (ii) assuming the satisfaction of the conditions set forth in Section 7, violate any constitution, statute, regulation, rule, Governmental Order, ruling, charge or other restriction of any Governmental Entity to which the Company is subject or any provision of the charter or bylaws of the Company or (iii) other than as set forth in Schedule 4(c)(iii) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Schedule 4(c) of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)          Brokers’ Fees. Except as set forth in Schedule 4(d) of the Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)           Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in or valid contractual rights to use, the properties and assets used by it, free and clear of all Security Interests.

(f)            Subsidiaries. The Company does not have any Subsidiaries.

(g)             Licenses. The Company has all Licenses that are necessary for the conduct of its business in the jurisdictions set forth on Schedule 4(g) of the Disclosure Schedule; such Licenses are in full force and effect and are sufficient for the ownership of its assets and the conduct of its business; the Company has not received any written notice from any Person that any material violations are being or have been alleged in respect of any such License; and no proceeding for the purpose of suspending, revoking, amending, restricting or limiting any such License is pending or threatened. Without limiting the generality of the foregoing, Schedule 4(g) of the Disclosure Schedule contains the following: a list of all jurisdictions wherein the Company is authorized to conduct an insurance business and maintains a valid and effective insurance License, the lines, types or classes of insurance, by jurisdiction, for which the Company is permitted to act as a direct writer or as a reinsurer. The Company has not agreed with any Governmental Entity or other Person to the imposition of any limitation, condition or restriction on any of the Company’s Licenses other than those limitations, conditions or restrictions as are imposed by applicable Law or as are set forth on the face of the relevant License. There are no outstanding Governmental Orders applicable to the Company issued by any Governmental Entity (other than an order generally applicable to companies in the same business as the Company) that restrict the Company’s ability to pay dividends or regulate or establish levels of reserves or other financial ratios.

(h)            Legal Compliance.

(i)        The Company is, and, to the Knowledge of the Seller, at all times since the incorporation thereof, has been, in compliance in all material respects with all Laws or Governmental Orders applicable to thereto or its assets, properties or businesses. To the Knowledge of the Seller, the Company has filed or caused to be filed all reports, statements, documents, registrations, filings or submissions which were required by Laws applicable to its business to be filed by it, and all such filings complied in all material respects with all such applicable Laws when filed. The Seller has delivered to the Buyer the Report of Examination as of December 31, 2016 reflecting the results of examinations of the affairs and financial condition of the Company issued by the Indiana Department, and all deficiencies or violations in such report for any prior period will be resolved prior to the Closing. Except for orders or communications that are generally applicable to insurers authorized to write insurance of the type written by the Company in the jurisdiction to which such orders or communications apply, the Company is not a party to any contract with or other undertaking to, nor is it subject to any Governmental Order by, or a recipient of any supervisory letter or other oral or written communication of any kind from, any Governmental Entity, which contract, order or communication may reasonably be expected to have a Material

Adverse Effect on the Company; nor has the Company been advised by any Governmental Entity that such actions may be undertaken.

(ii)          Immediately prior to the Closing, the Company will have valid legal title to, free and clear of any Security Interests, at least the minimum amount of assets required by the Governmental Entity of each jurisdiction in which the Company holds a License at such time, for the Company to remain in compliance as a licensed insurer in such jurisdiction.

(i)            State Insolvency Funds. The Company has received no notice of any assessment against the Company by any state guaranty or insolvency fund other than those which are paid or accrued on the books of the Company as of the date hereof.

(j)           Certain Relationships. Except as set forth in Schedule 4(j) of the Disclosure Schedule, the Company is not a party to any contract with the Seller or its other Affiliates.

(k)           Company Financial Statements and Regulatory Statements.

(i)           Schedule 4(k)(i) of the Disclosure Schedule sets forth (i) the annual statutory statement of the Company as of and for the years ended December 31, 2017, 2016 and 2015, (ii) the audited statutory financial statements of the Company for the years ended December 31, 2017, 2016 and 2015, and (iii) the quarterly statutory financial statement of the Company as of September 30, 2018, as filed with the Indiana Department, for the nine month period then ended (the statements referenced in (i), (ii) and (iii) above, collectively, the “Regulatory Statements”). The Regulatory Statements (A) were derived from and are consistent with the books and records of the Company, (B) were prepared in accordance with SAP applied on a consistent basis during the period presented, (C) present fairly, in all material respects, the statutory financial position of the Company at the respective dates thereof, and the statutory results of its operations and cash flows for the periods then ended (subject, in the case of any interim financial statements included in the Regulatory Statements, to normal year-end adjustments that are not or would not be material in amount or effect, and to the absence of footnotes), (D) complied in all material respects with all applicable Laws when filed and (E) were prepared in compliance with the Company’s internal control procedures. No material deficiency has been asserted by any Governmental Entity with respect to any of the Regulatory Statements that remains unresolved as of the date hereof.

(ii)         There are no approved variances or permitted practices utilized in the preparation of any of the Regulatory Statements.

(1)         Reserves. The aggregate reserves of the Company as recorded in the Regulatory Statements have been determined in accordance with generally accepted actuarial principles consistently applied. The insurance reserving practices and policies of the Company have not changed, in any material respect, since December 31, 2017, and the results of the application of such practices and policies are reflected in all material respects in the Regulatory Statements. The Company has not intentionally or willfully misstated, underestimated or overestimated in any Regulatory Statement any Liabilities in respect of insurance losses or loss adjustment expenses of the Company.

(m)        Undisclosed Liabilities. The Company does not have any Liabilities or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due) except for (i) Liabilities set forth on the face of the Estimated Closing Balance Sheet, and (ii) Liabilities and obligations that (A) were incurred after the date of the Estimated Closing Balance Sheet in the Ordinary Course of Business and which would not, individually or in the aggregate, result in a Material Adverse Effect and (B) are not otherwise prohibited by this Agreement. The Company has not guaranteed and is not otherwise primarily or secondarily liable in respect to any obligation or Liability of any other Person, except as disclosed on the Regulatory Statement for the year ended December 31, 2017 or the notes thereto. The Company has not extended or otherwise made any loans or other advances to any of its Affiliates, shareholders, directors or officers.

(n)        Tax Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i)      All Tax Returns required to be filed by or with respect to the Company under applicable Laws and regulations have been timely filed; all such Tax Returns were correct and complete in all material respects and were (taking into account any extension of time within which to file) prepared in substantial compliance with all applicable Laws and regulations; all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(ii)        The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, policyholder or other third party.

(iii)      Except as disclosed in Schedule 4(n)(iii), no federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings (“Tax Contests”) are pending or being conducted with respect to the Company. The Company has not received from any federal, state, local, or non-U.S. Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, or (B) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company.

(iv)        Except as disclosed in Schedule 4(n)(iv), there is no material dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Seller, the directors and officers of the Company, or any employee responsible for Tax matters, has knowledge based upon personal contact with any agent of such authority

(v)        Except in connection with the IRS audit disclosed in Schedule 4(n)(iii), the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi)      The Company is not party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) and (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). The Company: (1) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was OneMain Holdings, Inc. (formerly known as Springleaf Holdings, Inc.)), and (2) other than as disclosed in Schedule 4(n)(vi), does not have any liability for the Taxes of any Person (other than the Company).

(vii)      Except as disclosed in Schedule 4(n)(vii), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date; (C) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

(viii)       The Company has not (A) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), or (B) engaged, or been deemed to have engaged, in any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction”, as set forth in Section 1.6011-4(b)(2) of the U.S. Treasury

Regulations, or (C) been a party to any “reportable transaction”, as defined in Section 6707A(c)(1) of the Code and Reg. 1.6011-4(b).

(ix)         No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advance memoranda or other similar arrangements or rulings (including any gain recognition agreements under Section 367 of the Code) have been entered into with, issued by, or filed with any Taxing Authority with respect to the Company.

(x)          During the last three (3) years, the Company has not been a party to a transaction intended to qualify as tax free, in whole or in part, under Section 355 of the Code.

(xi)         All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code and the U.S. Treasury Regulations promulgated thereunder and any comparable provision of any Tax Law.

(xii)        The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(xiii)       The Company is and has been since its formation a life insurance company under Section 816(a) of the Code and subject to U.S. federal income taxation under Section 801 of the Code. The Tax reserves of the Company have been computed and maintained in the manner required under Sections 807, 817, 817A and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder. The Company has properly accounted for material “specified policy acquisition expenses” as required by Section 848 of the Code. All reinsurance contracts entered into by the Company are insurance contracts for purposes of the Code and are not subject to re-characterization under Section 845 of the Code.

(xiv)      The Tax treatment of each Insurance Policy is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (A) that was purported to apply in any written materials provided by the Company to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (B) for which such policy would reasonably have been expected to qualify at the time of issuance (or subsequent modification). For purposes of this Section 4(n)(xiv), the provisions of applicable Law relating to the Tax treatment of such Insurance Policies shall include, but not be limited to, Sections 72, 101, 7702, 7702A and 7702B of the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder.

(xv)         None of the Insurance Policies is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Insurance Policy that is being administered as a “modified endowment contract” and with respect to which the policyholder either (A) consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (B) was informed in writing about the treatment of such policy as a “modified endowment contract,” declined to have such treatment corrected and has not subsequently requested to have such treatment corrected.

(xvi)       The Company has not entered into any agreement or arrangement and is not involved in any discussions or negotiations with the IRS or any other Tax Authority, and has not otherwise requested relief from the IRS or any other Tax Authority, regarding the failure of any Insurance Policy to meet its intended Tax treatment.

(xvii)      The Company is not a party to and has not received written notice of any federal, state, local or foreign audits or other administrative or judicial proceedings with regard to the Tax treatment of any Insurance Policies, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Policies regarding the Tax treatment thereof or of any plan or arrangement in connection with which such Insurance Policies were purchased or have been administered.

(xviii)     The Company is not a party to any “hold harmless” or indemnification agreement or Tax Sharing Agreement or similar arrangement under which it is liable for the Tax treatment of the Insurance Policies or any plan or arrangement in connection with which such Insurance Policies were purchased or have been administered.

(xix)       The Company has materially complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Policies and, in particular, but without limitation, has reported distributions under such Insurance Policies in compliance with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.

(xx)         The Company has maintained the information reasonably necessary to determine the Insurance Policies’ qualification for any applicable Tax treatment under the Code, to monitor the Insurance Policies for treatment as “modified endowment contracts,” or to facilitate compliance with the reporting, withholding, and disclosure requirements applicable to the Insurance Policies in the manner required by Revenue Procedure 98-25.

(o)           Real Property. The Company does not own any real property except for Investment Assets, does not lease any real property and does not have any Liability with respect to or arising out of any real property.

(p)           Contracts. Schedule 4(p) of the Disclosure Schedule lists contracts and other agreements with any existing or contingent obligations or Liabilities to the Company (other than Insurance Policies) which: (i) involve payments to or from the Company of greater than $10,000 during the last twelve (12) months, (ii) commit the Company to pay any fees, bonus or other amount upon or following any change in control or change in the nature of the business of the Company, (iii) contain covenants restricting, restraining or impairing the ability of (A) the Company to engage in any line of business or with any Person, to compete with any Person, to do business with any Person or in any location or to employ any Person or (B) any Person to obtain products or services from the Company, (iv) commit the Company to any loan, guarantee or similar agreement relating to the borrowing of money from, or extension of credit to, any Person, including agreements, contracts, obligations, understandings or similar arrangements of the Company with respect to the Federal Home Loan Bank of Indianapolis; (v) are not terminable by the Company on sixty (60) days’ notice or less without penalty; (vi) relate to any indebtedness or guarantee of the obligations of another; (vii) involve any loan or advance to any officer, director, employee or Affiliate of the Company; (viii) relate to the acquisition or divestiture by the Company of any material assets or business; (ix) contain a change in control provision or that otherwise require any consent, waiver or other action by any Person in connection with the transactions contemplated hereby; (x) constitute a reinsurance contract or relate to any trust or other collateral thereunder; or (xi) are entered into with any Governmental Entity (collectively, the “Material Contracts”).

The Seller has delivered to the Buyer, or has given the Buyer an opportunity to review, a correct and complete copy of each written agreement listed in Schedule 4(p) of the Disclosure Schedule. Schedule 4(p) of the Disclosure Schedule also lists each such agreement that the Seller is required to assign or transfer from the Company or to terminate on or prior to the Closing Date pursuant to Section 5(c)(ii) (such agreements, the “Transferred Agreements”). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect in all material respects; (B) the Company is not in material breach and no other party is in material breach or default, and that any event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the agreement; and (C) the Seller has no Knowledge that any party has repudiated any material provision of the agreement.

(q)            Intellectual Property. Schedule 4(q) of the Disclosure Schedule sets forth all patents, applications for patents, registered trademarks, applications for trademarks, registered copyrights and Internet domain names owned by the Company (the “Company Intellectual Property Rights”). The Company possesses all right, title and interest in and to each of the Company Intellectual Property Rights, free and clear of any lien, license or other restriction. The Company Intellectual Property Rights are subsisting and, to the Knowledge of the Seller, valid and enforceable. Except for “shrink-wrapped” and similar software licenses and applications that are generally available to the public, the Company does not license any registered intellectual property from a third party.

(r)           Operations Insurance. Schedule 4(r) of the Disclosure Schedule sets forth the following information with respect to each material operations insurance policy with respect to which the Company is a party, a named insured or otherwise the beneficiary of coverage:

(i)       the name, address and telephone number of the agent;

(ii)          the name of the insurer, the name of the policyholder and the name of each covered insured;

(iii)         the policy number and the period of coverage;

(iv)         the scope (including an indication of whether the coverage is on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)          a description of any retroactive premium adjustments or other material loss-sharing arrangements.

All such insurance policies are in full force and effect and all premiums payable under such policies either have been timely paid or adequate provisions for the payment thereof has been made. No written notice of cancellation or termination has been received by any of the Seller or the Company with respect to any such insurance policies. As of the date hereof, (A) no basis exists for early termination of any such insurance policies on the part of the insurer, (B) no facts or circumstances exist which would relieve the insurer under any such insurance policies of its obligation to satisfy in full (net of deductibles) any valid claim of the Company thereunder, as applicable, and (C) no material insurance claim under any such insurance policies is being disputed or was, since January 1, 2018, denied, by the insurer. The Company is not in material default with respect to its material obligations under any of such insurance policies.

(s)           Litigation. Schedule 4(s) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, other than actions involving claims and other benefits under or in connection with Insurance Policies issued by the Company (other than extra-contractual or bad faith claims), actions for subrogation recoveries and actions involving the collection of premiums, in each case in the Ordinary Course of Business.

(t)           Employee and Employee Benefits. The Seller warrants that as of the time immediately prior to the Closing, the Company will have no employees or Employee Benefit Plans. The Company has no contracts relating to the employment of, or the performance of services by, any consultant or independent contractor. The Company is not a party to any labor or collective bargaining agreement or other agreement with any labor organization applicable to any employees of the Company. There are no pending or, to the Knowledge of the Seller, threatened complaints, charges or claims against the Company in connection with or relating to the employment or termination of employment of any Person.

(u)           Environment, Health and Safety Matters. To the Knowledge of the Seller, (i) the Company is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no action relating to or arising under Environmental Laws that is pending or threatened against the Company or any real property currently operated or leased by the Company, (iii) other than as provided for in insurance and reinsurance contracts issued in the Ordinary Course of the Business of the Company, the Company has not received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (iv) no facts, circumstances or conditions exist with respect to the Company including at any property currently or formerly owned, operated or leased by the Company that could reasonably be expected to result in the Company incurring Liabilities under Environmental Laws.

(v)           Insurance Issued by the Company. To the Knowledge of the Seller, the Company has not issued, directly or indirectly through any agent, broker, producer, fronting company or other similar arrangement, any insurance policy, binder, slip, contract, endorsement or certificate other than an Insurance Policy. The Company has no Liability as guarantor, surety, cosigner or endorser. The Company is not obligated to maintain insurance for the benefit of any Person. To the Knowledge of the Seller, (i) each insurance producer at any time that it wrote, sold or produced Insurance Policies for the Company was in all material respects duly licensed, authorized and appointed (for the type of business written, sold or produced by such insurance producer) in the particular jurisdiction in which such insurance producer wrote, sold or produced such business and no such insurance producer violated in any material respect any term or provision of applicable Law relating to the writing, sale or production of such business, (ii) no insurance producer has violated in any material respect any applicable Law in the solicitation, negotiation, writing, sale or production of business for the Company, (iii) no insurance producer has in any material respect been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such insurance producer’s actions in his, her or its capacity as an insurance producer for the Company or any enforcement or disciplinary proceeding alleging any such violation. The Company is not subject to any obligation to pay any commissions or similar fees to insurance producers with respect to the Remaining Business.

(w)           Reinsurance. Schedule 4(w) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of assumed and ceded reinsurance of the Company under which there remains any outstanding liability or reinsurance recoverable (the “Existing Reinsurance Contracts”). Copies of each such agreement (including any amendments thereof) have been made available to the Buyer. Neither the Seller nor the Company has received any written notice of any material default under an Existing Reinsurance Contract that has not been cured or remedied to the satisfaction of the parties thereto. Neither the Seller nor the Company has received any notice from any other party to an Existing Reinsurance Contract (i) that the financial condition of such other party to such Existing Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated, or (ii) from any applicable reinsurer that any amount of reinsurance ceded by the Company will be uncollectible or otherwise defaulted upon. The Company is and has been able to obtain full reserve credit for financial statement purposes under SAP with respect to the liabilities ceded by the Company under any of the Existing Reinsurance Contracts.

(x)            Internal Controls.

(i)            The Company makes and keeps books, records and accounts, which, in reasonable detail, accurately reflect the transactions and disposition of the assets of the Company and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with SAP and to maintain accountability for its assets; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(ii)           The Company has not received any complaint, allegation or claim, whether written or oral, asserting that the Company has engaged in improper accounting, reserving or auditing practices.

(iii)           The books and records (including minute books and stock records) of the Company, all of which have been delivered to the Buyer for its review, are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the Persons whose signatures are required.

(iv)          Since January 1, 2018, the Company has conducted its business in the Ordinary Course of Business and there has not been (i) any change in the business, assets, financial condition or results of operations of the Company or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company, (ii) any material change by the Company in accounting principles, practices or methods, other than as required by changes in SAP or applicable Law, or (iii) any change by the Company in the actuarial, investment, reserving, underwriting, or claims administration policies, practices, procedures, methods, assumptions or principles applied by the Company in conducting its business in the Ordinary Course of Business other than as required by applicable Law.

(y)           Accounts with Financial Institutions; Letters of Credit. Schedule 4(y) of the Disclosure Schedule sets forth a list of all (i) safe deposit boxes, active bank accounts and other time or demand deposits of the Company, including any brokerage and custodial accounts for securities owned by the Company, together with the names and addresses of the applicable financial institution or other depository, the account number, and the identities of all Persons authorized to draw thereon or who have access thereto, and (ii) outstanding letters of credit or bonds issued by any Person for the account of the Company (setting forth, in each case, the name of the Person issuing such letter of credit or bond, the terms (including expiration date) of such letter of credit or bond and the Person in whose favor such letter of credit or bond is issued).

(z)           Powers of Attorney. No Person holds a power of attorney entitling such

Person to bind the Company except those statutory agents for service of process identified in Schedule 4(z) of the Disclosure Schedule.

(aa)         Right to the Company Shares. Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, at the Closing, the Buyer shall acquire the Seller’s right, title and interest in and to the Company Shares, free of any Security Interests.

(bb)          Investments. Schedule 4(bb)(l) sets forth a list of all securities and amounts on deposit by the Company with Governmental Entities. The Company has good and marketable title to all Remaining Investment Assets owned by it, free and clear of all Security Interests. Upon completion of the asset transfers contemplated under the Reinsurance Agreements, none of the Remaining Investment Assets will be in default in the payment of principal or interest or dividends or be subject to any impairments.

(cc)          No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Disclosure Schedules, none of the Seller or the Company or any other Person on behalf of Seller or the Company makes any other express or implied representation or warranty with respect to the Company or any information provided to the Buyer with respect to the Company.

Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)            General. Each of the Parties will use their or its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b)            Notices and Consents. The Seller will cause the Company to give any notices to third parties, and will cause the Company to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. As soon as practicable, but not later than forty-five (45) days following the execution of this Agreement, the Parties shall prepare, assemble and file or cause to prepare, assemble and file with the applicable Governmental Entities the filings set forth in Schedule 3(a)(ii) of Annex I, Schedule 3(b)(ii) of Annex II and Schedule 4(c) of the Disclosure Schedules (the “Regulatory Filings”), which, for the avoidance of doubt, shall include the Company’s filing seeking approval of the Extraordinary Dividend and the Buyer’s filing seeking approval of the change of control of the Company. Each of the Parties will, and the Seller will cause the Company to, use its reasonable best efforts to obtain the required authorizations, consents and approvals of Governmental Entities with respect to the Regulatory Filings. Neither the Seller nor the Buyer shall take or cause to be taken any action that it is aware would have the effect of delaying, impairing or impeding the receipt of the approval for the Regulatory Filings. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Buyer or its Affiliates be obligated to take or refrain from taking any action, or to permit or suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate, would or would be reasonably likely to result in a Burdensome Condition. Each Party shall provide to the other Party copies of all Regulatory Filings in advance of the filing or submission thereof so that the other Party has a reasonable opportunity to review and comment thereon and, subject to applicable Law relating to the sharing of information, each Party shall provide the other Party with copies of all material correspondence between such Party and its Affiliates on the one hand and any Governmental Entity on the other hand, and each Party shall advise the other Party of all material communications with Governmental Entities concerning a Regulatory Filing by it or its Affiliates. Neither Party nor any of their Affiliates shall participate or agree to participate in any material meeting with any Governmental Entity relating to any Regulatory Filing unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend such meeting.

(c)           Transfer of Company Business.

(i)            On or prior to the Closing Date, the Seller shall cause the Company, American Health and Life Insurance Company and Triton Insurance Company to execute the Ancillary Agreements, such that the Company shall have 100% indemnification of its Liabilities for the Company Business as of the Closing Date.

(ii)            On or prior to the Closing Date, the Seller shall have assigned or terminated, or caused to be assigned or terminated, the Transferred Agreements.

(d)            Operation of Business. Except (i) as required by applicable Law or by the terms and conditions of this Agreement, including the contract assignments or terminations of the Transferred Agreements, the transactions contemplated by Section 5(c) and the payment of the Extraordinary Dividend or (ii) as the Buyer otherwise consents in writing in advance, the Seller shall cause the Company to (A) use its best efforts to maintain the business, assets and operations of the Company as an ongoing concern in accordance with past practice (B) use its best efforts to preserve intact such Licenses, and maintain material relationships and goodwill with its regulators, and, except as otherwise required under the terms of this Agreement or with the prior written consent or at the written direction of the Buyer and (C) not do any of the following without the prior written consent or at the written direction of the Buyer:

(i)             issue, directly or indirectly through any agent, broker, producer, fronting company or other similar arrangement, any insurance or reinsurance policy, binder, slip, contract, endorsement or certificate or enter into any similar transaction other than the Company Business;

(ii)           enter into any reinsurance or retrocessional treaty or agreement, slip, binder, cover note or similar arrangement;

(iii)          declare, set aside or pay any dividend or make any distribution with respect to the Company Shares or redeem, purchase or otherwise acquire any of the Company Shares;

(iv)          create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligations;

(v)           authorize for issuance, deliver, transfer, issue, sell, grant, pledge or otherwise dispose of or encumber any shares of the Company’s capital stock, any other voting securities or any securities convertible into or exchangeable for, or any options, warrants, calls or other rights to purchase or otherwise acquire any such shares, voting securities, or convertible or exchangeable securities, in each case, of the Company;

(vi)          enter into any agreement with respect to any merger, consolidation, liquidation, dissolution or business combination involving the Company;

(vii)         acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership or other business organization or assets or liabilities comprising a business or a segment, division or line of business or any material amount of property or assets in or of any other Person or create or acquire any Subsidiaries;

(viii)        make any material change in its financial accounting or investment policies, guidelines, practices or principles (other than any change required by applicable Laws or SAP);

(ix)           purchase, sell, lease, pledge, exchange, encumber or otherwise dispose or acquire any property or assets or make, or commit to make, any capital expenditures;

(x)            modify or amend in any material respect or terminate or knowingly violate any of the Material Contracts or waive release or assign any rights or claims thereunder or enter into any agreement, contract, understanding or similar arrangement which would, if entered into prior to the date hereof, have been a Material Contract;

(xi)           adopt, establish, contribute to or otherwise incur any Liability with respect to any Employee Benefit Plan, program, policy or arrangement;

(xii)          hire or retain the services of any employee or independent contractor;

(xiii)         forfeit, abandon, modify or otherwise change, waive, terminate or fail to renew or let lapse its Licenses;

(xiv)        fail to submit any material reports, statements, documents, registrations, filings or submissions to be filed by the Company with any Governmental Entity as required by Law;

(xv)          take any action (A) that would cause any of the Seller’s representations and warranties herein to become untrue in any material respect, or (B) that would, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect;

(xvi)        default under any indebtedness or incur any Security Interests;

(xvii)       knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company by any applicable Law that is material to the business of the Company or its Licenses; or

(xviii)       agree or commit to do any of the foregoing.

(e)            Full Access. The Seller will permit, and the Seller will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company. The Buyer will treat and hold as such any Confidential Information it receives from the Seller or the Company in the course of the reviews contemplated by this Section 5(e) as confidential, will not use any of the Confidential Information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and the Company all tangible and electronic embodiments (and all copies) of the Confidential Information which are in its possession.

(f)             Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. The actions taken by the Seller pursuant to Section 5(c) shall not constitute a material adverse development. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(g)           Exclusivity. The Seller will not (and the Seller will not cause or permit the Company to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Company Shares or other voting securities, or, subject to Section 5(c), any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, subject to Section 5(c). The Seller will not vote the

Company Shares in favor of any such acquisition structured as a merger, consolidation or share exchange.

(h)            Tax Matters. Without the prior written consent of the Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date.

(i)             Intercompany Balances; Termination of Affiliated Agreements. Except with respect to the Ancillary Agreements, the Seller shall terminate, or cause the termination of, all agreements between the Seller or its Affiliates, on the one hand, and the Company, on the other hand, prior to or upon the Closing and shall cause all accounts receivable and accounts payable between the Seller or its Affiliates, on the one hand, and the Company, on the other hand, to be accrued and reflected in the Estimated Closing Balance Sheet, which shall be settled contemporaneously with the payments contemplated in Section 2(d)(v).

(j)             Termination of Signing and Withdrawal Powers. At least two (2) Business Days prior to the Closing Date, the Seller shall cause the Company to deliver written notification to any financial institution which maintains, on behalf of the Company, any account or safe deposit box listed in Schedule 5(j) of the Disclosure Schedule notifying each such financial institution that the signing or withdrawal powers or other authority of all Persons with respect to such accounts and safe deposit boxes are to be revoked immediately upon the Closing.

(k)            Extraordinary Dividend. On or prior to the Closing Date, the Company shall declare and pay the Extraordinary Dividend to the Seller.

Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)           General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

(b)            Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with them or it and their or its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 8 below).

(c)             Confidentiality. The Seller shall, and shall cause its Affiliates and representatives to, treat and hold all Confidential Information as confidential, refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to the Buyer or destroy, at Seller’s option, at the request of the Buyer, all tangible and electronic embodiments (and all copies) of the Confidential Information which are in the Seller’s possession. Notwithstanding the foregoing, the Seller and its representatives may retain copies or any portion of the Confidential Information or derivative Confidential Information, subject to the confidentiality obligations contained herein, pursuant to the requirements of its normal course record retention procedures, or otherwise for legal or regulatory purposes. The obligations of confidentiality shall continue for any Confidential Information retained by the Seller or its representatives as outlined in this paragraph for as long as Confidential Information is retained. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer, to the extent not prohibited by Law, promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, then the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(d)           Post-Closing Financial Statements. The Seller shall timely prepare all statutory financial statements of the Company for pre-Closing periods including all audit and actuarial opinions and certifications and all related regulatory reports that are required to be filed by the Company after the Closing Date but that relate to the pre-Closing periods, at the Seller’s sole cost and expense. The Seller shall deliver to the Buyer such statutory financial statements including all audit and actuarial opinions and certifications and all related regulatory reports for the Buyer’s review and filing with the Texas Department, as applicable, such filing to be at the Seller’s sole cost and expense. The Parties shall reasonably cooperate and provide each other with such information required to prepare and file such statutory financial statements including all audit and actuarial opinions and certifications and all related regulatory reports for pre-Closing periods.

Section 7. Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           Representations and Warranties. The representations and warranties set forth in Section 3(a) in this Agreement shall be true and correct in all respects (without regard to any qualification or reference to “Material Adverse Effect,” “material” or other materiality qualifications or reference contained in any specific representation or warranty) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date) and the representations and warranties set forth in Section 4 in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date);

(ii)            Performance of Covenants and Obligations of the Seller. The Seller shall have performed and complied with in all material respects all of the Seller’s covenants and obligations required to be performed under this Agreement on or prior to the Closing Date, including, but not limited to, causing the reinsurance of all the Company Business from the Company and the transfer of all Pre-Closing Liabilities as required under Section 5(c), the payment of the Extraordinary Dividend, and the Buyer shall have received a certificate in form and substance reasonably satisfactory to the Buyer dated as of the Closing Date signed on behalf of the Seller by a duly authorized executive officer of the Seller to the effect set forth in this paragraph and certifying that the Company has no remaining Liabilities as of the Closing Date other than those contemplated by this Agreement;

(iii)          Third Party Consents. The Company and the Seller shall have procured all of the material third party consents specified in Section 5(b) above;

(iv)         No Governmental Order or Action. No action, suit or proceeding shall be pending before any Governmental Entity or before any arbitrator wherein an unfavorable ruling, Governmental Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company or (D) result in a Burdensome Condition (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, condition, fact, development or change that, individually or in the aggregate, has had, or would reasonably be expected to have, have a Material Adverse Effect;

(vi)         Officer’s Certificate. The Seller shall have delivered to the Buyer a certificate in form and substance reasonably satisfactory to the Buyer dated as of the Closing Date signed on behalf of the Seller by a duly authorized executive officer of the Seller to the effect that each of the conditions specified above in Section 7(a)(i) through (iv) is satisfied in all respects;

(vii)        Secretary’s Certificate. The Buyer shall have received a certificate of the Secretary or Assistant Secretary of the Company, certifying as to true and correct copies of the Company’s organizational documents and all amendments thereto;

(viii)       Governmental Approvals. The Parties and the Company shall have received all material authorizations, consents and approvals of Governmental Entities referred to in Sections 3(a)(ii), 3(b)(ii) and 4(c) above, including, for the avoidance of doubt, the Form A application to be filed by the Buyer with the Texas Department;

(ix)           Letters of Resignation. The Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

(x)           Transferred Agreements. The Seller shall have delivered evidence of the assignment or termination of all of the Transferred Agreements;

(xi)           Affiliated Agreements. The Seller shall have delivered evidence of the termination of all agreements between the Seller or its Affiliates and the Company, other than the Transaction Agreements;

(xii)         Transaction Documents. The Seller shall have delivered to Buyer fully executed copies of the Ancillary Agreements;

(xiii)         Licenses. On the Closing Date, all of the Licenses of the Company shall be in full force and effect, without any Deficiencies;

(xiv)         Receipt. The Seller shall have delivered a receipt evidencing receipt by the Seller of payment and delivery by the Buyer of the payment of the Purchase Price;

(xv)        Certificate of Non-Foreign Status. The Seller shall deliver a certificate that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2), dated as of the Closing Date and in a form reasonably acceptable to the Buyer, to the effect that neither the Seller nor the Company is a foreign person within the meaning of Section 1445 of the Code;

(xvi)       Satisfaction of Conditions. All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

The Buyer may waive any condition specified in this Section 7(a) if it executes a written instrument so stating at or prior to the Closing.

(b)          Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)           Representations and Warranties. The representations and warranties set forth in Sections 3(b) in this Agreement shall be true and correct in all respects (without regard to any qualification or reference to “Material Adverse Effect,” “material” or other materiality qualifications or reference contained in any specific representation or warranty) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true as of such date);

(ii)          Compliance with Covenants. The Buyer shall have performed and complied with in all material respects all covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Seller shall have received a certificate in form and substance reasonably satisfactory to the Seller dated as of the Closing Date signed on behalf of the Buyer by a duly authorized executive officer of the Buyer to the effect set forth in this paragraph;

(iii)         No Governmental Order or Action. No action, suit or proceeding shall be pending before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, Governmental Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of the Company to own its assets or to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(iv)          Officer’s Certificate. The Buyer shall have delivered to the Seller a certificate in form and substance reasonably satisfactory to the Seller dated as of the Closing Date signed on behalf of the Buyer by a duly authorized executive officer of the Buyer to the effect that each of the conditions specified above in Section 7(b)(i) through (iii) is satisfied in all respects;

(v)          Governmental Approvals. The Parties and the Company shall have received all material authorizations, consents and approvals of Governmental Entities referred to in Sections 3(a)(ii), 3(b)(ii) and 4(c) above;

(vi)        Receipt. The Buyer shall have delivered a receipt evidencing receipt by the Buyer and delivery by the Seller of the Company Shares;

(vii)      Transaction Documents. The Buyer shall have executed and delivered the Trust Agreements; and

(viii)     Satisfaction of Conditions. All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7(b) if the Seller executes a written instrument so stating at or prior to the Closing.

Section 8. Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties and Covenants.

(i)          Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Sections 3 and 4 above and the representations and warranties of the Buyer in Section 3 above or in any certificate furnished pursuant to this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter; provided that (A) the representations and warranties contained in Section 3(a)(i) (Organization of Seller), Section 3(a)(ii) (Authorization of Transaction), Section 3(a)(iii) (Noncontravention), Section 3(a)(iv) (Brokers’ Fees), Section 3(b)(i) (Organization of Buyer), Section 3(b)(ii) (Authorization of Transaction), Section 3(b)(iii) (Noncontravention), Section 3(b)(iv) (Brokers’ Fees), Section 4(a) (Organization, Qualification and Corporate Power), Section 4(b) (Capitalization), Section 4(c) (Noncontravention), Section 4(d) (Brokers’ Fees), Section 4(e) (Title to Assets), Section 4(t) (Employee and Employee Benefits) and Section 4(aa) (Right to the Company Shares) (collectively, the “Fundamental Representations and Warranties”) shall survive indefinitely and (B) the representations and warranties contained in Section 4(n) (Tax Matters) shall survive until thirty (30) days after the expiration of the relevant statute of limitations.

(ii)         Survival of Covenants. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants and other agreements contained in this Agreement, and the related agreements to indemnify the applicable Party set forth in this Section 8, shall survive and continue until, and all indemnification claims with respect thereto shall be made prior to, the date on which all obligations set forth therein shall have been performed and satisfied.

(iii)        Timely Indemnification Claims. Notwithstanding anything to the contrary in the foregoing provisions of this Section 8(a), any representation or warranty or covenant that would otherwise terminate in accordance with the foregoing provisions of this Section 8(a) shall continue to survive, if a written notice for a claim of indemnification with respect thereto shall have been timely given under this Section 8 on or prior to the expiration of the applicable survival date as set forth in this Section 8(a), until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 8, but only with respect to the matters described in such notice.

(b)           Indemnification Provisions for Benefit of the Buyer. Subject to the limitations on survival set forth in Section 8(a) and to the limitations set forth elsewhere in this Section 8, from and after the Closing, the Seller, agrees to indemnify, defend and hold harmless the Buyer and its directors, officers, employees, Affiliates, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against all Adverse Consequences suffered, paid, imposed upon or incurred by, directly or indirectly, any Buyer Indemnified Party to the extent arising from, as a result of or in connection with:

(i)     any breach of or inaccuracy of any representation or warranty contained in this Agreement, in any other agreements delivered in connection with the transactions contemplated hereby or in any certificate delivered pursuant hereto;

(ii)    any breach, nonfulfillment, failure to comply with or default in the performance of any of the covenants and agreements of the Seller or any of its Affiliates contained in this Agreement; or

(iii)   any Pre-Closing Liabilities.

provided, that purposes of clause (i) above, all qualification as to materiality or Material Adverse Effect contained in any representation or warranty shall be disregarded for the purposes of the calculation of Adverse Consequences that resulted from the breach, inaccuracy or failure.

(c)            Indemnification Provisions for Benefit of the Seller. Subject to the limitations on survival set forth in Section 8(a) and to the limitations set forth elsewhere in this Section 8(c), from and after the Closing, the Buyer agrees to indemnify, defend and hold harmless the Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against all Adverse Consequences suffered, paid, imposed upon or incurred by, directly or indirectly, any Seller Indemnified Party to the extent arising from, as a result of or in connection with:

(i)    any breach of or inaccuracy of any representation or warranty contained in this Agreement, in any other agreements delivered in connection with the transactions contemplated hereby or in any certificate delivered pursuant hereto; or

(ii)    any breach, nonfulfillment, failure to comply with or default in the performance of any of the covenants and agreements of the Buyer or any of its Affiliates contained in this Agreement.

(d)           Matters Involving Third Parties.

(i)         In the event that any Buyer Indemnified Party or Seller Indemnified Party asserts a claim for indemnification hereunder arising from a claim or demand made, or an action or investigation instituted, by any Person not either a Party to this Agreement or an Affiliate of a Party to this Agreement that may result in an Adverse Consequence for which indemnification may be claimed under this Section 8 (a “Third-Party Claim”), such Party seeking indemnification (the “Indemnified Party”) shall, as promptly as practicable, and, in any event, no later than thirty (30) days after it has received a written assertion of liability from the third party, give written notice (a “Claims Notice”) to the other Party (the “Indemnifying Party”). Such Claims Notice shall specify in detail the facts constituting the basis for, and the amount of, the claim asserted. No delay or failure on the part of the Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve such Indemnifying Party of any liability or obligation hereunder, except to the extent such Indemnifying Party is actually prejudiced by such failure. Notwithstanding the foregoing, in no event shall an Indemnifying Party have any obligation to indemnify the Indemnified Party with respect to any claim that is not made in writing containing the information specified above and received by the Indemnifying Party on or prior to the expiration of the applicable periods described in Section 8(a).

(ii)        Subject to the provisions of Section 8(d)(iii) and the provisions of Section 9(d)(iv) with respect to Taxes for Straddle Periods, upon receipt of a Claims Notice the Indemnifying Party shall have the right to assume the defense and control of Third-Party Claims, at its own expense through counsel of its choosing (which counsel shall be reasonably acceptable to the Indemnified Party). In the event the Indemnifying Party exercises such right to assume the defense and control of a Third-Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of Third-Party Claims with its own counsel and at its own expense. Any election by an Indemnifying Party to assume the defense of a Third-Party Claim must be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s Claims Notice, and failure on the part of the Indemnifying Party to send such notice within such thirty (30) Business Day period shall be deemed an election not to assume the defense of such Third-Party Claim. If the Indemnifying Party elects to assume the defense of a Third-Party Claim, then the Indemnified Party shall, and shall cause each of its directors, officers, employees, agents, representatives, Affiliates and permitted assigns to, cooperate fully with the Indemnifying Party in the defense of any such Third-Party Claim, which cooperation shall include designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, using reasonable efforts to make witnesses available, and providing records and documents to the extent such witnesses, records and documents are relevant to the Third-Party Claim.

(iii)       The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 8(d)(ii), without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (A) includes a release of the Indemnified Party from all liability in respect of such Third-Party Claim, (B) does not subject the Indemnified Party to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party.

(e)        Procedures for Direct Claims. In the event any Indemnified Party asserts a claim that does not involve a Third-Party Claim for indemnity against any Indemnifying Party, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party as promptly as practicable. Such notice shall specify in detail the facts constituting the basis for, and the amount of, the claim asserted. No delay or failure on the part of the Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve such Indemnifying Party of any liability or obligation hereunder, except to the extent such Indemnifying Party is actually prejudiced by such failure. Notwithstanding the foregoing, in no event shall an Indemnifying Party have any obligation to indemnify the Indemnified Party with respect to any claim that is not made pursuant to the written notice described in this Section 8(e) and received by the Indemnifying Party on or prior to the expiration of the applicable periods described in Section 8(a). Promptly after written notice of a claim has been provided as set forth above, the Indemnified Party shall supply the Indemnifying Party with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Adverse Consequence that it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted loss as the Indemnifying Party shall reasonably request during normal business hours and on prior written request, it being understood that the Indemnifying Party shall keep confidential the information contained in such records and books.

(f)          Limitations on Indemnification Obligations. In addition to any other limitations contained in this Section 8, the obligations of the Seller and the Buyer to indemnify any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, are subject to, and limited by, the following:

(i)         A Buyer Indemnified Party shall not be entitled to recover Adverse Consequences pursuant to Section 8(b)(i) (other than Adverse Consequences in respect of inaccuracies or breaches of the Fundamental Representations and Warranties or Section 4(n)) until the aggregate dollar amount of Adverse

Consequences which a Buyer Indemnified Party would recover under Section 8(b)(i), but for this Section 8(f)(i), exceeds $125,000 (the “Basket”), and, upon exceeding the Basket, shall be entitled to recover the entire aggregate dollar amount of such Adverse Consequences.

(ii)         A Seller Indemnified Party shall not be entitled to recover Adverse Consequences pursuant to Section 8(c)(i) (other than Adverse Consequences in respect of inaccuracies or breaches of the Fundamental Representations and Warranties) until the aggregate dollar amount of Adverse Consequences which a Buyer Indemnified Party would recover under Section 8(b)(i), but for this Section 8(f)(ii), exceeds the Basket, and, upon exceeding the Basket, shall be entitled to recover the entire aggregate dollar amount of such Adverse Consequences.

(iii)        The maximum aggregate liability of the Seller for indemnification for all Adverse Consequences pursuant to Section 8(b)(i) (other than Adverse Consequences in respect of inaccuracies or breaches of the Fundamental Representations and Warranties or representations and warranties described in 4(n)) shall be an amount equal to the Purchase Price as finally adjusted in accordance with Section 2(d).

(iv)        The maximum aggregate liability of the Buyer for indemnification for all Adverse Consequences pursuant to Section 8(c)(i) (other than Adverse Consequences in respect of inaccuracies or breaches of the Fundamental Representations and Warranties) shall be an amount equal to the Purchase Price as finally adjusted in accordance with Section 2(d).

(v)         Each Indemnified Party shall be obligated to use its reasonable best efforts to mitigate the amount of any Adverse Consequences for which it is entitled to seek indemnification hereunder.

(vi)        The amount of any indemnification payments finally determined to be due to an Indemnified Party pursuant to this Section 8 shall be calculated net of any Tax benefits and detriments to such Indemnified Party as a result of the Adverse Consequence as to which the payment is made.

(vii)       Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Adverse Consequence to which the payment relates. Each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

(viii)      The amount of any Adverse Consequences sustained by an Indemnified Party and owed by an Indemnifying Party shall be reduced by any amount to which such Indemnified Party is entitled with respect thereto under any insurance or reinsurance coverage, or from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable best efforts to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility. If the Indemnified Party receives an amount under insurance or reinsurance coverage or from such other party with respect to Adverse Consequences sustained at any time subsequent to any indemnification actually having been paid pursuant to this Section 8, then such Indemnified Party shall promptly reimburse by that amount the applicable Indemnifying Party for any such indemnification payment actually made by such Indemnifying Party.

(g)           Exclusive Remedy. The Buyer and the Seller acknowledge and agree that, except for any claims relating to or affecting the Subject Balance Sheet that shall be resolved and determined in accordance with Section 2(d), the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer and the Seller with respect to the Company and the transactions contemplated by this Agreement.

Section 9. Tax Matters.

(a)           Tax Indemnification. The Seller shall indemnify the Company, the Buyer and each Buyer Affiliate and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), including, for the avoidance of doubt, the tax penalty and interest assessment described in Schedule 4(n)(iv), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation.

(b)           Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           Responsibility for Filing Tax Returns.

(i)         The Seller shall prepare or cause to be prepared and timely file or cause to be filed (A) all Tax Returns for the Company relating to taxable years or periods ending on or before the Closing Date and (B) all other Tax Returns that are required to be filed by the Company on or before the Closing Date. In each case, the Seller shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in accordance with past practice except as otherwise required by Law.

(ii)        The Buyer shall prepare or cause to be prepared and timely file or cause to be filed all other Tax Returns that are required to be filed with respect to the Company for periods commencing on or after the Closing Date and with respect to all Straddle Periods. The Buyer shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns subject to prompt reimbursement by the Seller in respect of any Taxes attributable to the Pre-Closing Tax Period pursuant to Section 9(a).

(d)        Cooperation on Tax Matters.

(i)         The Buyer, the Company and the Seller shall, and the Seller shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9(c) and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller shall, and the Seller shall cause its Affiliates (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)        The Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)       The Buyer and the Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code, or Section 6043A of the Code, or Treasury Regulations promulgated thereunder.

(iv)       Notwithstanding the first sentence of Section 8(d)(i), the Buyer shall control the defense of any claim for Taxes for a Straddle Period.

(e)          Tax Sharing Agreements. All Tax Sharing Agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f)          Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid 50% by the Buyer and 50% by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause, its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)         Refunds. Any refunds (or credits for overpayment), rebates, or similar payments of Taxes, including any interest received from a Governmental Entity thereon, of the Company and with respect to the Company attributable to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date as determined in accordance with Section 9(b)) shall be for the account of Seller. Promptly (and in any event within five (5) Business Days) upon receipt by the Buyer (or any of its Affiliates) of any such refund (or credit for overpayment), the Buyer shall pay over, by wire transfer, any such refund (or the amount of any such credit), including any interest thereon, to the Seller. At the Seller’s request, the Buyer shall take, or cause its Affiliates to take, any reasonable action necessary to promptly claim refunds attributable to any Pre-Closing Tax Period or Straddle Period.

(h)         Amendments. The Buyer and its Affiliates shall not, and shall cause the Company not to, amend any previously-filed Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, initiate discussions or examinations with any Governmental Entity regarding Taxes with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or prior to the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, or undertake any action outside of the ordinary course of business on the Closing Date that has the material risk of affecting Seller or any of its Affiliates for any period or portion thereof ending on or prior to the Closing Date, in each case, without the prior written consent of the Seller (which may withhold such consent in its sole discretion) or as required by applicable Law.

(i)          Tax Election. The Seller and the Buyer shall each deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and foreign forms at the Closing in accordance with Section 2(f), or following the Closing as may be otherwise agreed by the Parties. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the Parties will promptly make such changes. Each of the Buyer and the Seller agrees that neither it nor any of its Affiliates shall take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 336(e) Election.

Section 10. Termination.

(a)          Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i)         the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)        the Buyer or the Seller may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing in the event that the Closing shall not have occurred on or before October 1, 2019 (the “End Date”) unless the failure of the Closing to occur results from the failure of the Party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; provided, that such date may be extended by not more than sixty (60) days by either the Buyer or the Seller upon delivery of written notice to the Seller or the Buyer, as the case may be, if the Closing shall not have occurred as a result of the conditions set forth in Section 7(a)(iv) failing to have been satisfied; provided, further, that such extension right will not be available to any Party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii)        the Buyer or the Seller may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing in the event that the Buyer or the Seller, respectively, has breached any of their respective representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7(a) (in the case of a breach by the Seller) or Section 7(b) (in the case of a breach by the Buyer), and in any such case such breach shall be incapable of being cured by the End Date or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Party alleged to be in breach; provided that the Party seeking to terminate pursuant to this Section 10(a)(iii) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

(iv)        the Buyer or the Seller may terminate this Agreement by giving written notice to the other Party, in the event of the issuance of a final, non-appealable and binding Governmental Order, the enactment of any statute or the promulgation of any rule or regulation by any Governmental Entity having jurisdiction over the Buyer, the Seller and the Company, in each case, which has the effect of preventing, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10(a)(iv) shall have complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling.

(b)         Effect of Termination. If any party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that Section 1, the confidentiality provisions of Section 5(e), this Section 10(b) and Section 11 shall survive termination.

Section 11. Miscellaneous.

(a)          Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law.

(b)           No Third-Party Beneficiaries. Except as otherwise provided in Sections 8 and 9 as respects rights to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of the Parties, and their respective successors and assigns, and nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any provision contained herein.

(c)          Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)         Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party shall be assigned, in whole or in part, by operation of law or otherwise by such Party without the prior written consent of the other Party, other than assignment by the Buyer to an Affiliate. Any attempted assignment in violation of this Section shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(e)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)           Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)          Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer:

Brickell Insurance Holdings LLC

600 Brickell Ave, 19th Floor

Miami, FL 33131

Attention: Jorge Beruff

Copy to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: David Alberts

If to the Seller:

Springleaf Finance Corporation

601 N.W. Second Street

Evansville, IN 47708

Attention: General Counsel

Copy to:

American Health and Life Insurance Company

3001 Meacham Blvd., Suite 100
Fort Worth, TX 76137
Attention: General Counsel

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Except as provided in Section 2(d), the Parties hereby irrevocably and unconditionally (i) submit to the exclusive jurisdiction of the United States Federal and New York State courts located in the County of New York, State of New York, over any action arising out of or relating to this Agreement; (ii) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any action brought against such Party in such court; (iii) waive any objection to the laying of venue or that any such action brought in such court has been brought in an inconvenient forum; and (iv) agree that final judgment in any such action in such court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction the Party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTANDING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

(i)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)         Expenses. Except as otherwise expressly specified in this Agreement, whether or not the purchase and sale of the Company Shares is consummated, each Party shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

(l)         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation.

(m)        Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above Written.

SPRINGLEAF FINANCE CORPORATION

/s/ Scott Parker
By: Scott Parker
Title: EVP & CFO

BRICKELL INSURANCE HOLDINGS LLC

By: Steven Pasko
Title: Managing Member

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SPRINGLEAF FINANCE CORPORATION

By: Scott Parker
Title: EVP & CFO

BRICKELL INSURANCE HOLDINGS LLC

/s/ Steven W. Pasko
By: Steven Pasko
Title: Managing Member

Signature Page to Stock Purchase Agreement

EXHIBIT A-1

ADMINISTRATIVE SERVICES AGREEMENT (AHL)

EXHIBIT A-2

ADMINISTRATIVE SERVICES AGREEMENT (TRITON)

EXHIBIT B-1

REINSURANCE AGREEMENT (AHL)

EXHIBIT B-2

REINSURANCE AGREEMENT (TRITON)

EXHIBIT C-1

TRUST AGREEMENT (AHL)

EXHIBIT C-2

TRUST AGREEMENT (TRITON)

APPENDIX I

FORM OF ESTIMATED CLOSING BALANCE SHEET

I.	Estimated Closing Balance Sheet ($ in Thousands)

Set forth below is the Estimated Closing Balance Sheet:

		Column:	(A)
Estimated
Closing Balance
Sheet

Assets:
1	Cash / Bonds at Fair Value/ Inc. Due & Accrued
2	FHLB Common stocks
3	Other Receivable/Other
4	Total Assets

Liabilities:
5	Life Reserves
6	Other amounts payable on reinsurance
7	Premium tax recoverable
8	IMR
9	AVR
10	Escheatment Payable
11	Other Liabilities
12	Total Liabilities

Surplus:
13	Capital Stock
14	Additional Paid in Capital
15	Unassigned Funds
16	Total Surplus

II.	Estimated Purchase Price (Example)

The Estimated Purchase Price based on Surplus  +  Purchase Price + AVR:

ANNEX I

EXCEPTIONS TO THE SELLER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

●	See Disclosure Schedule

ANNEX II

EXCEPTIONS TO THE BUYER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

●	Schedule 3(b)(ii)-Authorization of Transaction

○	“Form A” acquisition of control filings by the Buyer and, to the extent necessary, its controlling Affiliates, and approval from the Texas Department for the Agreement and the transactions contemplation thereunder.

○	“Form E” pre-acquisition notification filings and the expiration or early termination of the statutory waiting period (or a determination that the transactions contemplated by the Agreement are exempt from such filing) in each state that requires such notification and in which the Company is licensed.

DISCLOSURE SCHEDULE